Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100
For Immediate Release
Media: Peter J. Faur
(602) 366-7993
Investors: Stanton K. Rideout
(602) 366-8589
Phelps Dodge Corp. Completes Sale of North American Magnet Wire Assets
PHOENIX, Feb. 10, 2006 - Phelps Dodge Corp. (NYSE:PD) announced today it has completed the sale of substantially all its North American magnet wire assets to Rea Magnet Wire Co., Inc.
Under the agreement, which was announced Nov. 16, 2005, Rea purchased Phelps Dodge Magnet Wire’s manufacturing operations in Fort Wayne, Ind., and Monterrey, Mexico, as well as approximately 24 million pounds of copper inventory held at various North American warehouses. Phelps Dodge will continue to be a primary supplier of copper rod to Rea.
The transaction does not include the Phelps Dodge One Technology Center (OTC) in Fort Wayne; a magnet wire plant in Suzhou, China, that will become a unit of Phelps Dodge International Corp.; and certain intellectual property assets. Phelps Dodge plans to sell the 23-acre OTC property, which includes a multilevel office building and two warehouses.
Rea purchased the Phelps Dodge Magnet Wire assets, including the copper inventory, for approximately $139 million in cash. This figure includes a base purchase price of approximately $125 million and a working capital adjustment estimated at closing to be approximately $14 million.
Phelps Dodge estimates special, net after-tax charges of approximately $16 million associated with this transaction, resulting mostly from employee-related costs and asset impairment charges. Of this amount, approximately $11 million was recognized in the 2005 fourth quarter.
Rea offered positions to approximately 580 magnet wire employees in manufacturing operations at the Fort Wayne and Monterrey plants.
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,000 people worldwide.
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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2004.